UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐

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☐    Definitive Proxy Statement
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Strategic Realty Trust, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FAQs-2023 Annual Meeting
QUESTIONS ABOUT THE PLAN OF LIQUIDATION
1.Why are stockholders being asked to approve the Plan of Liquidation?
As part of its ongoing oversight, direction and management of the Company, our board of directors and management team regularly review and discuss the Company’s performance, business plan, strategic direction and future prospects. In particular, our board of directors has been focused on positioning the Company for a liquidity event for some time given the Company’s status as a non-traded REIT and the limited liquidity available to our stockholders.
During the first quarter of 2023, the board of directors, in consultation with the Company's external advisor, evaluated strategic alternatives available to the Company and determined that an orderly sale of the Company's assets was the best option available to it at this time. On May 12, 2023, the board of directors approved the Plan of Liquidation (the Plan) and authorized the Company to seek stockholder approval of the Plan. The Company is required to seek stockholder approval of the Plan before a complete liquidation and dissolution.
2.When does the Company expect to complete the disposition of its remaining assets under the Plan and make a final liquidating distribution?
Within 24 months from the date stockholders approve the Plan. The Company can make no guarantees, however, regarding the timing of the final asset sale and liquidating distribution.
3.What are the key provisions of the Plan?
The Plan provides for, among other things, the following:
•Disposing of the Company's remaining assets;
•Taking all necessary steps to wind-up the business and pay debts and any operating and administrative expenses incurred before dissolution;
•Distributing net proceeds of the liquidation to stockholders;
•Dissolving the Company and cancelling all outstanding shares of common stock.
4.How were stockholders notified of the Plan?
The Plan is included as a proposal in the proxy statement regarding the Annual Meeting distributed to stockholders commencing May 31, 2023.
5.What vote of stockholders is required to approve the Plan?
A majority of the outstanding shares of common stock need to vote in favor of the Plan for the Plan to be approved.
6.What will be the expected per-share amount of liquidating distribution?
Based on the most recent information available to us, we currently estimate that if the Plan is approved by our stockholders and we are able to implement the plan successfully, the amount of cash that you would receive for each share of our common stock that you then hold, would range between approximately $1.11 and $1.42 per share.
This estimate is based upon market, economic, financial and other circumstances and conditions existing as of May 31, 2023, and any changes in such circumstances and conditions while the Plan is implemented could have a material adverse effect on the ultimate amount of proceeds received by stockholders. We note that, as discussed in more detail in the proxy statement, the ongoing challenges affecting the U.S. commercial real estate industry is one of the most significant risks and uncertainties we face with respect to the Plan and the ultimate amount of liquidating distributions received by stockholders. We can make no guarantees as to the amount of any liquidating distributions.
7.Could the expected per-share amount of the final distribution change?

The amount of any liquidating distributions could change for a number of reasons, which are discussed in detail in the risk factors section of the proxy statement mailed to stockholders and filed online with the SEC. For example, a primary component of the estimated liquidating distribution is based upon projected net proceeds from the sale of assets. The ongoing challenges affecting the U.S. commercial real estate industry is one of the most significant risks and uncertainties we face with respect to the Plan and the ultimate amount of liquidating distributions received by stockholders. The combination of the continued economic slowdown, rising interest rates and significant inflation (or the perception that any of these events may continue) as well as a lack of lending activity in the debt markets have contributed to considerable weakness in the commercial real estate markets. Moreover, valuations for U.S. commercial retail properties continue to fluctuate due to weakness in the current real estate capital markets as a result of the factors above and the lack of transaction volume for U.S. commercial retail properties, increasing the uncertainty of valuations in the current market environment. All of these factors could impact the amount of liquidating distributions we pay to our stockholders and result in a change from our estimates to the final liquidating distribution.
8.Including the estimated amount of the net proceeds from the liquidation, what will be the cumulative per-share amount of distributions paid to stockholders since inception?
Assuming the Plan is approved, the cumulative amount of distributions a stockholder receives from us will vary depending on the date on which the stockholder purchased their shares and will generally be unique to each stockholder. From inception, the Company has paid distributions, including a special distribution in November 2015 in cash and common stock, of $29,106,639. Based solely on the 10,957,289 fully diluted shares currently outstanding and the total amount of distributions paid by the Company since inception, distributions per share since inception would equal $2.66. As the Company has issued and redeemed shares over the course of its life cycle this distributions per share since inception number is not representative of distributions received by any one stockholder. In addition, it does not take into account amounts invested and paid for the redemption of common stock.
Stockholders who purchased shares earlier in the offering would have received more than this amount and stockholders who purchased shares later in the offering would have received less than this amount. However, based solely on this estimate of distributions per share since inception, a stockholder may receive total cumulative distributions (including the estimated range of liquidating distributions per share), that range between $3.77 and $4.08 per share. Stockholders can consult their individual account statements for information regarding distributions received from the Company to date.
9.When and how will net proceeds from the liquidation be distributed to stockholders?
A final liquidating cash distribution will be made as promptly as practicable after the Company's assets have been disposed of and its liabilities and expenses provided for. A record date will be established and the distribution will be paid to stockholders of record as of that date. For shares held in a qualified custodial account, the payment will be sent to the custodian. Otherwise, the payment will be sent to the stockholder's address of record. Once the final distribution is made, there will be no further distributions from the Company.
10.What happens if all assets are not disposed within that time frame?
If the Company is unable to sell its assets and pay its liabilities within two years after stockholder approval of the Plan, the Company may transfer remaining assets and liabilities into a liquidating trust and distribute the interests in the trust to stockholders, who would become unit holders in the trust. In a liquidating trust structure, costs associated with public company reporting obligations and related financial audits may be reduced, thus conserving capital for the benefit of unit holders. If the Company were to convert to a liquidating trust structure, stockholders would automatically become holders of the same number of units of beneficial interest in the trust with the same amount of economic value per unit as their shares. Stockholders would not have to take any action to receive beneficial interests in the trust.
GENERAL QUESTIONS
11.How do stockholders vote?
Proxy cards have been mailed to the stockholders, and instructions on how to vote are on the proxy card, including how to vote by Internet, by automated phone system, or by mail. Representatives are also available by phone to take votes at 1-888-777-1346 from 9 am to 9 pm Eastern Time, Monday — Friday for stockholders who prefer to speak with a live person.
12.How can stockholders obtain the necessary cost basis information for use in determining their capital losses for tax purposes?
To assist stockholders in determining their cost basis for tax purposes, information regarding tax treatment for distributions is available on the Company’s website at https://www.srtreit.com/investor-information/default.aspx#taxTreatment.
13.Following the distribution of net proceeds from the liquidation, when will final tax statements be issued?

Final Form 1099-DIV tax statements will he sent to stockholders as promptly as practicable following payment of the final liquidating distribution. The tax statement will detail how the final distribution should be classified for tax purposes. Stockholders should contact their tax advisors regarding their personal tax situations.

ADDITIONAL INFORMATION
This communication is being filed in respect of the proposed Plan of Liquidation. The proposed Plan of Liquidation will be submitted to the stockholders of the Company for their consideration. In connection with the proposed Plan of Liquidation, the Company has filed a definitive proxy statement with the SEC. Investors are urged to read the definitive proxy statement carefully and in its entirety and any other relevant documents or materials filed or to be filed with the SEC or incorporated by reference in the proxy statement, because they contain important information about the Plan of Liquidation. The final proxy statement has been mailed to the Company's stockholders. In addition, the proxy statement and other documents are available free of charge at the SEC's internet website, www.sec.gov. We will promptly deliver a copy of the definitive proxy statement to you if you contact Broadridge at 800-574-5897.
The Company, its directors and executive officers, SRT Advisor, LLC (the "Advisor") and its affiliates, and employees of the Advisor may be deemed to be participants in the solicitation of proxies with respect to the Plan of Liquidation. Information regarding the Company's directors and executive officers and the Advisor is detailed in the proxy statements and annual reports on Form 10-K and quarterly reports on Form 10-Q previously filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of the Company's directors and executive officers and the Advisor in the Plan of Liquidation may be obtained by reading the proxy statement and other relevant documents or materials relating to the proposed transaction.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements, including discussion and analysis of the financial condition of the Company and its subsidiaries and other matters, including our proposed Plan of Liquidation. These forward-looking statements are not historical facts but are the intents, beliefs or current expectations of our management based on their knowledge and understanding of our business and industry. Words such as "may," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should" and variations of these words and similar expressions are intended to identify forward-looking statements. We intend that such forward-looking statements be subject to the safe harbor provisions created by Section 21 E of the Securities Exchange Act of 1934. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this document. We undertake no obligation to update or revise forward-locking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.
IMPORTANT RISK FACTORS TO CONSIDER
Factors that could cause actual results to differ materially from any forward-looking statements made in the document include, but are not limited to: market and economic challenges experienced by the U.S. and global economies or real estate industry as a whole and the local economic conditions in the markets in which our properties are located; the availability of cash flow from operating activities for capital expenditures; our ability to retain our executive officers and other key personnel of the Advisor, our property manager and their affiliates; conflicts of interest arising out of our relationships with the Advisor and its affiliates; our level of debt and the terms and limitations imposed on us by our debt agreements; the availability of credit generally, and any failure to refinance or extend our debt as it comes due or a failure to satisfy the conditions and requirements of that debt; the need to invest additional equity in connection with debt financings as a result of reduced asset values and requirements to reduce overall leverage; future increases in interest rates and rising inflation; impairment charges; unfavorable changes in laws or regulations impacting our business or our assets; and factors that could affect our ability to qualify as a real estate investment trust. The forward-looking statements should be read in light of these and other risk factors identified in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the period ended March 31, 2023 and in our definitive proxy materials filed in connection with our 2023 Annual Meeting of Stockholders on August 23, 2023, as filed with the Securities and Exchange Commission.